F-195038.00
                                                                     F-196293.00



                    FIRST AMENDMENT TO FORBEARANCE AGREEMENT

          THIS FIRST AMENDMENT TO FORBEARANCE AGREEMENT (the "Amendment") is entered into as of April 12, 2001 by and between NORTHLAND CRANBERRIES, INC., a Wisconsin corporation (the "Company"), and THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, a New York corporation ("Equitable").

                                   WITNESSETH:

          WHEREAS, Equitable and the Company are parties to that certain Forbearance Agreement, dated as of January 22, 2001 ("Forbearance Agreement"); and

          WHEREAS, the Existing Defaults (as defined in the Forbearance Agreement) continue to exist as of the date hereof and have not been cured or waived; and

          WHEREAS, certain additional defaults and Events of Default under the Loan Documents (as defined in the Forbearance Agreement) have occurred and are continuing since the execution of the Forbearance Agreement; and

          WHEREAS, the Company is unable to cure such defaults and has asked Equitable to agree to further forbear from exercising certain rights under the Loan Documents; and

          WHEREAS, Equitable is willing to forbear from exercising such rights solely for the period and solely on the terms and conditions provided herein;

          NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Equitable and the Company hereby agree as follows:

          1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms by the Forbearance Agreement.

          2. Amendment to Section 1. Section 1(a) of the Forbearance Agreement is amended by deleting "February 12, 2001" and inserting "April 30, 2001" in its place.

          3. Amendment to Section 2. Section 2 of the Forbearance Agreement is amended by adding the following clause: "(f) the notice requirement and 30 day period provided in Section 17(j) of the Mortgage and Security Agreement dated June 14, 1989".

          4. Amendment to Section 3. (a) Section 3 of the Forbearance Agreement is amended by deleting "installment of principal and interest due January 1, 2001 under Note 1" from the fourth line thereof and inserting the following in its place: "all installments of principal and interest due on the Notes from January 1, 2001 through the date hereof".

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          (b) Section 3 of the Forbearance Agreement is further amended by deleting the fifth sentence thereof and inserting the following in its place:
"The Company acknowledges and agrees that interest on all delinquent payments of interest and principal has accrued at the default rate set forth in the Loan Documents since the date each such payment was due, and that interest at the default rate continues to accrue on those amounts."

          5. Amendment to Section 5. Section 5 of the Forbearance Agreement is amended by deleting the third sentence thereof.

          6. Amendment to Section 8. Section 8(f) of the Forbearance Agreement is amended by deleting "installment of principal and interest due January 1, 2001 under Note 1" and inserting the following in its place: "installments of principal and interest due under the Loan Documents between January 1, 2001 and the end of the Forbearance Period"

          7. Amendment to Section 9. Section 9(f) of the Forbearance Agreement is amended by deleting "installment of principal and interest due January 1, 2001 under Note 1" and inserting the following in its place: "installments of principal and interest due under the Loan Documents between January 1, 2001 and the end of the Forbearance Period"

          8. Consideration for Continued Forbearance. In consideration of Equitable's agreement to continue to forbear from taking certain actions during the Forbearance Period, the Company agrees that:

          (a) Simultaneously with the execution of this Amendment, the Company shall provide Equitable with an executed copy of the amendment to the Bank Forbearance Agreement extending the forbearance period thereunder, and any other written agreement the Company enters into with the Banks.

          (b) For the period commencing February 16, 2001, through the end of the Forbearance Period, the Company shall make interest payments to Equitable at the rate of five percent (5%) per annum of the principal amount of the Indebtedness. A payment in the amount of $119,347.95 shall be made simultaneously with the execution of this Amendment covering the period from February 16, 2001 through and including March 31, 2001. A further payment in the amount of $79,565.40 shall be made on April 30, 2001 covering the period from April 1, 2001 through and including April 30, 2001. Equitable shall apply such payments to the interest accrued on the Notes. Other than the reduction resulting from such application, Equitable's receipt of such payments shall not constitute a waiver of Equitable's right to default interest under the Loan Documents or an agreement to reduce the amount of default rate interest due under the Loan Documents. Interest at the default rate shall continue to accrue under the Loan Documents. Equitable shall apply such payments against interest accrued under each of Note 1 and Note 2 pro-rata in accordance with the principal amount outstanding under each such Note.

          (c) On or before April 6, 2001, the Company shall provide Equitable with a detailed operating budget for the Collateral for 2001, prepared on a marsh-by-marsh basis. Within 14 days after the beginning of each month, the Company shall provide monthly operating reports to Equitable on a marsh-by-marsh basis, detailing expenses incurred during the prior month and for all months year-to-date, comparing budgeted expenditures to actual expenditures,



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

and providing an explanation for any material variation between budgeted expenditures and actual expenditures.

          (d) The Company shall pay to Equitable all of its documented legal fees and expenses incurred in connection with this Amendment, the Forbearance Agreement and the reviewing of the Loan Documents and collected within 15 days of invoice.

          (e) The Company shall permit a consultant retained by Equitable to enter upon the Collateral in order to monitor the Collateral and any crops grown thereon, and to review records of the maintenance of such marshes and crop production records, and the Company shall pay all costs and expenses of such consultants within 15 days of invoice.

          (f) Simultaneously with the execution of this Amendment, the Company shall provide Equitable with evidence of payment of all real estate taxes pertaining to the Collateral which would be delinquent if not paid. Thereafter, at least seven (7) days prior to the date any such taxes would become delinquent if not paid, the Company shall provide evidence of payment in full of all real estate taxes pertaining to the Collateral.

          9. Representations. In order to induce Equitable to execute and deliver this Amendment, the Company hereby represents to Equitable that, except as otherwise provided herein, as of the date hereof, the representations and warranties set forth in Section 8 of the Forbearance Agreement, as amended hereby, are and shall remain true and correct.

          10. Miscellaneous. The Company agrees and acknowledges that, except as specifically amended hereby, the Loan Documents and the Forbearance Agreement remain in full force and effect in accordance with their original terms. The liens and security interests created and provided for under the Loan Documents remain in full force and effect and shall not be affected, impaired or discharged by this Amendment. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement.




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

          IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date set forth above.


                                        NORTHLAND CRANBERRIES, INC.
                                        "Company"

                                 By:    /s/ John Swendrowksi
                                        ----------------------------------------
                                        John Swendrowski
                              Title:    Chairman and CEO
                            Address:    800 First Avenue South
                                        Wisconsin Rapids WI  54494


                                        THE EQUITABLE LIFE ASSURANCE SOCIETY OF
                                        THE UNITED STATES
                                        "Equitable"


                                 By:    /s/
                                        ----------------------------------------

                              Title:
                            Address:



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